EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated May 20, 2008, relating to the financial statements of Top Ships Inc, which report on the financial statements expresses unqualified opinion and includes an explanatory paragraph regarding the Company's change in accounting policy for dry-docking costs in the fourth quarter of 2007, and the effectiveness of Top Ships Inc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Top Ships Inc for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
July 3, 2008

SK 23116 0001 896870